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                                                     EXHIBIT 12



            ASSOCIATES CORPORATION OF NORTH AMERICA

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (Dollar Amounts in Millions)


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                                                 Six Months Ended
                                                     June 30
                                               2000            1999
                                               ----            ----
Fixed Charges (a)

  Interest expense                           $1,554.8        $1,443.0

  Implicit interest in rent                       7.3             6.8
                                             --------       ---------

    Total fixed charges                      $1,562.1        $1,449.8
                                             ========        ========

Earnings (b)

  Earnings before provision for income
   taxes                                     $  886.3        $  841.3

  Fixed charges                               1,562.1         1,449.8
                                             --------       ---------
    Earnings, as defined                     $2,448.4        $2,291.1
                                             ========        ========

Ratio of Earnings to Fixed Charges               1.57            1.58


(a) For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

b) For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.


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